Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent consent to the incorporation by reference in the Registration Statements on Form S-3 (File No 333-193832) and Form S-8 (File Nos. 333-197356 and 333-193787) of Gastar Exploration Inc. of information relating to Gastar Exploration Inc.'s estimated proved reserves as set forth in the Annual Report on Form 10-K of Gastar Exploration Inc. for the fiscal year ended December 31, 2014, as well as in the notes to the financial statements included therein, of our report titled Evaluation of Oil and Gas Reserves, To the Interests of Gastar Exploration Inc., In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities

and Exchange Commission, Effective January 1, 2016, Job 15.1742, dated January 18, 2016, and all references to our firm, in the context in which they appear.

Wright & Company, Inc.

TX. Reg. No. F-12302

By:   /s/ D. Randall Wright

D. Randall Wright, P.E.

President

Brentwood, Tennessee

March 10, 2016